Exhibit 10.5

NONEXCLUSIVE SUBLICENSE AGREEMENT

between

ADVANCED CELL TECHNOLOGY, INC.

and

INFIGEN, INC.

This Nonexclusive Sublicense Agreement (the “Agreement”) is made and entered into as of this 1st day of August, 2003 (the “Effective Date”) by and between ADVANCED CELL TECHNOLOGY, INC., a Delaware corporation with a place of business at One Innovation Drive, Worcester, Massachusetts 01605 (“ACT”) and INFIGEN, INC., a Delaware corporation with a place of business at 1825 Infinity Drive, DeForest, Wisconsin 53532 (“Infigen,” and together with ACT, the “Parties”).

RECITALS

WHEREAS, ACT and Infigen have previously entered into a certain “Final Settlement Agreement” dated August 6, 1999 pursuant to which, among other things, Infigen licensed to ACT certain patents and patent applications; and

WHEREAS, ACT and Infigen are parties to litigation currently pending in Massachusetts Superior Court entitled Advanced Cell Technology, Inc. v. Infigen, Inc., Civil Action No. 01-0376C (“the Massachusetts litigation”); and

WHEREAS, the court in the Massachusetts litigation entered on June 25, 2002 Findings of Fact, Rulings of Law and an Order for Judgment; and

WHEREAS, post judgment motions and other issues remain pending in the Massachusetts litigation; and

WHEREAS, ACT and Infigen desire to settle the Massachusetts litigation and to replace the license contained in the Final Settlement Agreement and court orders included in the Final Settlement Agreement with a more definitive and comprehensive license agreement; and

WHEREAS, ACT owns or has a license or licenses granting ACT the ability to grant a sublicense the ACT Patent Rights (as defined below), which includes certain scientific methods and techniques for cloning animals that may be valuable in the Infigen Field (as defined below); and

WHEREAS, Infigen desires to obtain a non-exclusive sublicense from ACT under the ACT Patents Rights to use the ACT Patent Rights for the purpose of developing and selling products and performing services in the Infigen Field; and

WHEREAS, Infigen owns or has a license or licenses granting Infigen the ability to sublicense the Infigen Patent Rights (as defined below), which includes certain scientific methods and techniques for cloning animals that may be valuable in the ACT Field (as defined below); and

WHEREAS, ACT desires to obtain a non-exclusive sublicense from Infigen under the Infigen Patents Rights to use the Infigen Patent Rights for the purpose of developing and selling products and performing services in the ACT Field; and

WHEREAS, ACT is willing to grant such a sublicense to Infigen, and Infigen is willing to grant such a sublicense to ACT, upon the terms and conditions set forth below; and

WHEREAS, ACT and Infigen have agreed that this Agreement will supercede any and all previous agreements, orders, and injunctions;

NOW THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, ACT and Infigen agree as follows:

1.             DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below.

1.1           “ACT Cell Therapy Field” means the development, making, using, selling, offering to sell, or importing of therapeutic products that are composed of a) human cells for human cell therapy, or a formulation including such cells (with or without genetic modification), and the rendering of services that relate to the production of such products, or b) non-human animal cells for veterinary cell therapy, or a formulation including such cells (with or without genetic modification) and the rendering of services that relate to the production of such products.  For purposes of this Agreement, the term “human or non-human animal cells” includes any and all cells, the nuclear genome of which is substantially (i.e. greater than 99%) derived from a human or non-human genome, as the case may be.  The ACT Cell Therapy Field does not include xenotransplantation of nonhuman cells (i.e. cells containing 1% or more of a nonhuman genome) into humans, or human reproductive cloning.  For the purposes of this Agreement, “Formulation” means a delivery mechanism comprised of ingredients for the stable delivery of cells to the therapeutic need.

1.2           “ACT Patent Rights” means the patents identified on Schedule A attached hereto, all divisionals, continuations, and continuations-in-part that derive from the identified patent applications and any patents issuing on said applications together with all reissues, reexaminations, extensions and substitutions thereof.  ACT Patent Rights as they exist as of the Effective Date are set forth on Schedule A.  The Parties agree that Schedule A may from time to time be amended upon the mutual agreement of the Parties after the Effective Date to reflect changes thereto.

1.3           “ACT Product” means any product that cannot be developed, manufactured, used, or sold without infringing one or more Valid Claims under the ACT Patent Rights.

1.4           “ACT Service” means any service that cannot be developed or performed without using at least one process that infringes one or more Valid Claims under the ACT Patent Rights.

1.5           “Confidential Information” includes, without limitation, any scientific, technical, financial, customer, trade business or other information disclosed by one party to the other, which is specifically designated by the disclosing party as confidential or proprietary, or if disclosed orally is summarized and confirmed in writing as confidential within thirty (30) days after the date of oral disclosure.  Each party’s Confidential Information specifically includes without limitation the respective party’s information relating to the patent applications included in the ACT Patent Rights and the Infigen Patent Rights, the ACT Products or ACT Services, or the Infigen Products or Infigen Services, as applicable.  Confidential Information does not include information which (a) was known to the receiving party at the time it was disclosed, other than by previous disclosure by the disclosing party, as evidenced by the written records of the receiving party at the time of disclosure; (b) is at the time of disclosure or later becomes publicly known other than through a breach of this Agreement; (c) is lawfully and in good faith made available to the receiving party by a third party who, to the receiving party’s knowledge after inquiry, did not derive it from the disclosing party and who imposed no obligation of confidence on the receiving party; or (d) is developed by the receiving party independent of any disclosure by the disclosing party, as evidenced by the written records of the receiving party.

1.6           “Infigen Field” means:

(a)           The research and discovery of genes or proteins or other molecules that play a role in the reprogramming (i.e., the restoration in whole or in part of pluripotency and/or totipotency) of cells.  Any inventions or products resulting from such research and which would not infringe the ACT Patent Rights will be the property of Infigen.

(b)           The development, making, using, selling, offering to sell, or importing of products that are composed of non-human cells or tissues or a formulation including such cells or tissues, for the purpose of xenotransplantation of such cells, tissues or organs for therapy in humans

(c)           The development, making, using, selling, or importing of proteins (excluding all Immunoglobulin which is not sheep immunoglobulin) produced in the blood of cloned animals;

(d)           The development, making, using, selling, or offering to sell genetically modified or non genetically modified ovine, bovine and porcine animals as models of human disease.

For purposes of this Agreement, “xenotransplantation of cells” includes any and all cells, the nuclear genome of which is substantially (i.e. greater than 99%) derived from a non-human genome.

1.7           “Infigen Patent Rights” means the patents and patent applications identified on Schedule B attached hereto, all divisionals, continuations, and continuations-in-part that derive from the identified patent applications and any patents issuing on said applications together with all reissues, reexaminations, extensions and substitutions thereof.  The Infigen Patent Rights as they exist as of the Effective Date are set forth on Schedule B.  The Parties agree that Schedule B may from time to time be amended upon the mutual agreement of the Parties after the Effective Date to reflect changes thereto.

1.8           “Infigen Product” means any product that cannot be developed, manufactured, used, or sold without infringing one or more Valid Claims under the Infigen Patent Rights

1.9           “Infigen Service” means any service that cannot be developed, manufactured, used, or sold without infringing one or more Valid Claims under the Infigen Patent Rights

1.10         “Net Commercial Sales” means the total invoice price charged on all sales by ACT or Infigen, as applicable (or by any ACT or Infigen sublicensee or by any third party on behalf of ACT or Infigen) of ACT Products and ACT Services, or Infigen Products and Infigen Services, as applicable, in any country after deducting, to the extent not already deducted, normal and customary trade, dealer, quantity, and cash discounts actually allowed; allowances for credits granted on account of rejections, returns, or price reductions; governmental sales taxes and other charges imposed on such sales; and freight, insurance, customs, duties, and other landing charges.  In the event any product is sold as a component of a combination of functional elements, net sales price for purposes of determining royalty payments on such combination shall be calculated by multiplying the average per unit net sales price of the ACT Product or Infigen Product portion, as applicable, of the combination when sold separately in the applicable country during the year in which the sale was made by the number of units of product sold as part of such combination product.

1.11         “Territory”  means the world.

1.12         “UMASS License” means the Exclusive License Agreement between ACT and the University dated April 16, 1996, as amended by the Amendment to Exclusive License Agreement dated September 1,1999, the Second Amendment to Exclusive License Agreement dated May 31, 2000 and the Third Amendment to Exclusive License Agreement dated September 19, 2002.

1.13         “UMASS Patent Rights” means ACT Patent Rights licensed by ACT from the University under the UMASS License.

1.14         “University” means the University of Massachusetts.

1.15         “Valid Claim” means a claim of an issued or pending patent which has not lapsed or become abandoned or declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or has been taken within the time allowed for that appeal.

The use herein of the plural shall include the singular and vice versa and the use of the masculine shall include the feminine.  Additional terms may be defined throughout this Agreement.

2.             THE FINAL SETTLEMENT AGREEMENT.

The Parties agree that the applicable provisions of the Final Settlement Agreement are hereby superceded by this Agreement.

3.             GRANT OF RIGHTS.

3.1           License Grants from ACT to Infigen.

(a)           Subject to the terms of this Agreement, ACT hereby grants to Infigen a nonexclusive, royalty-bearing, worldwide license, with a limited right to sublicense, in the ACT Patent Rights to develop, make, have made, import, use, sell and have sold ACT Products in the Territory in the Infigen Field and to develop and perform ACT Services in the Territory in the Infigen Field.  ACT acknowledges, understands and agrees that under the licenses granted herein to Infigen, Infigen has the right to utilize the ACT Patent Rights in the conduct of research, preclinical studies or other work related to the Infigen Fields or directed to the ultimate development and manufacture of ACT Products and/or ACT Services.  To the extent this grant includes a sublicense of any UMASS Patent Rights, such sublicense is subject to the relevant terms of the UMASS License as it may be amended from time to time, provided that in the event of any inconsistency between the UMASS License and Section 3.l(c) hereof, Section 3.l(c) hereof shall govern.  The parties acknowledge, understand and agree that the license granted herein includes only a limited right to grant further sublicenses to or under the ACT Patent Rights under Section 3.1(b).  The license “to have made” and “to have sold” granted herein means only that Infigen may, without ACT’s consent, contract with a third party or parties to develop, manufacture or sell ACT Products on behalf of Infigen.

(b)           Sublicenses. Except as expressly provided in Section 3.1 (a), Infigen shall have the right to grant sublicenses under the ACT Patent Rights, subject to the approval of ACT, which approval shall be granted or denied in ACT’s sole discretion (as approved by ACT, an “Infigen Sublicensee”).

(c)           The UMASS License. INIFIGEN acknowledges that a portion of the ACT Patent Rights licensed to Infigen hereunder is owned by the University and is licensed to ACT under the UMASS License.  In the event the UMASS License expires or is terminated for any reason pursuant to the provisions of the UMASS License or otherwise, the terms of the letter agreement between ACT, Infigen and the University attached hereto on Schedule C shall apply to this Agreement (d) ACT acknowledges that Infigen has a desire to license the rights to produce Immunoglobulin in the blood of cloned animals and agrees to notify Infigen pursuant to section 13.3 of this Agreement if and when it acquires such rights with a right to sublicense, within 30 days of obtaining such rights

3.2           License Grant from Infigen to ACT.

(a)           Subject to the terms of this Agreement, Infigen hereby grants to ACT a nonexclusive, royalty-bearing, worldwide license, with a limited right to sublicense, in the Infigen Patent Rights to develop, make, have made, import, use, sell and have sold Infigen

Products in the Territory in the ACT Cell Therapy Fields and to develop and perform Infigen Services in the Territory in the ACT Cell Therapy Field.  Infigen acknowledges, understands and agrees that under the licenses granted herein to ACT, ACT has the right to utilize the Infigen Patent Rights in the conduct of research, preclinical studies or other work related to the ACT Fields or directed to the ultimate development and manufacture of Infigen Products and/or Infigen Services.  The parties acknowledge, understand and agree that the licenses granted herein include only a limited right to grant further sublicenses to or under the Infigen Patent Rights under Section 3.2(b).  The license “to have made” and “to have sold” granted herein means only that ACT may, without Infigen’s consent, contract with a third party or parties to develop, manufacture or sell Infigen Products on behalf of ACT.

(b)           Sublicenses. Except as expressly provided in Section 3.2 (a), ACT shall have the right to grant sublicense under the Infigen Patent Rights, subject to the approval of Infigen, which approval shall be granted or denied in Infigen’s sole discretion (as approved by Infigen, an “ACT Sublicensee”).

3.3           Disclosure of Licensed Patents and Patent Applications.

(a)           On the Effective Date, Infigen shall disclose to ACT all patents and patent applications included in the Infigen Patent Rights in existence.  After the Effective Date, Infigen shall disclose to ACT within 30 days of acquisition or filing, as applicable, any patents or patent applications included in the Infigen Patent Rights.  ACT shall treat the information disclosed by Infigen pursuant to this paragraph in accordance with the confidentiality obligations set forth in Article 8 below.

(b)           On the Effective Date ACT shall disclose to Infigen all patents and patent applications included in the ACT Patent Rights in existence.  After the Effective Date, ACT shall disclose to Infigen within 30 days of acquisition or filing, as applicable, any patents or patent applications included in the ACT Patent Rights.  Infigen shall treat the information disclosed by ACT pursuant to this paragraph in accordance with the confidentiality obligations set forth in Article 8 below.

4.             OBLIGATIONS RELATING TO COMMERCIALIZATION.

4.1           Diligence Requirements.

(a)           Infigen Diligence Requirements. Infigen shall use diligent efforts to develop ACT Products or ACT Services and to introduce ACT Products or ACT Services into the commercial market; thereafter, Infigen shall make ACT Products or ACT Services reasonably available to the public.

(b)           ACT Diligence Requirements. ACT shall use diligent efforts to develop Infigen Products or Infigen Services and to introduce Infigen Products or Infigen Services into the commercial market; thereafter, ACT shall make Infigen Products or Infigen Services reasonably available to the public.

4.2           Summary Reports by Infigen.

(a)           Summary Reports by Infigen. Infigen shall maintain complete and accurate records of ACT Products and ACT Services that are made, used, sold or performed by Infigen (or by any Infigen Sublicensee or by any third party on behalf of Infigen) under this Agreement.  Not later than May 1st of each year following the Effective Date, Infigen shall furnish ACT with an executive summary report on the progress of its efforts during the prior year to develop and commercialize ACT Products or ACT Services, including without limitation research and development efforts, efforts to obtain regulatory approval, marketing efforts (including ACT Products and ACT Services made, used, sold or performed) and sales figures, provided that such reports shall be deemed Confidential Information subject to the provisions of Article 8 of this Agreement.

(b)           Summary Reports by ACT. ACT shall maintain complete and accurate records of Infigen Products and Infigen Services that are made, used, sold or performed by ACT (or by any ACT Sublicensee or by any third party on behalf of ACT) under this Agreement, Not later than May 1st of each year following the Effective Date, ACT shall furnish Infigen with an executive summary report on the progress of its efforts during the prior year to develop and commercialize Infigen Products or Infigen Services, Including without limitation research and development efforts, efforts to obtain regulatory approval, marketing efforts (including Infigen Products and Infigen Services made, used, sold or performed) and sales figures, provided that such reports shall be deemed Confidential Information subject to the provisions of Article 8 of this Agreement.

4.3           Failure to Fulfill Obligations.

(a)           Failure of Infigen to Fulfill Obligations. In the event that ACT determines that Infigen has not fulfilled its obligations under this Article 4, ACT shall furnish Infigen with written notice of such determination.  Within sixty (60) days after receipt of such notice, Infigen shall either (i) fulfill the relevant obligation or (ii) negotiate with ACT a mutually acceptable schedule of revised obligations, failing which ACT shall have the right immediately upon written notice to Infigen to terminate Infigen’s rights as granted under this sublicense with respect to the Infigen Field and the ACT Patent Rights.

(b)           Failure of ACT to Fulfill Obligations. In the event that Infigen determines that ACT has not fulfilled its obligations under this Article 4, Infigen shall furnish ACT with written notice of such determination.  Within sixty (60) days after receipt of such notice, ACT shall either (i) fulfill the relevant obligation or (ii) negotiate with Infigen a mutually acceptable schedule of revised obligations, failing which Infigen shall have the right immediately upon written notice to ACT to terminate a) ACT’s rights as granted under this sublicense with respect to the ACT Cell Therapy Field and the Infigen Patent Rights and b) the representations and recitals regarding previous agreements, orders and injunctions.

5. TERM AND TERMINATION.

5.1           General. The license granted by ACT to Infigen under Section 3.1(a), and the license granted by Infigen to ACT under Section 3.1(b), will commence on the Effective Date,

and, unless sooner terminated as provided herein, continue until the expiration of all ACT Patent Rights or Infigen Patent Rights, as applicable, whereupon the license hereunder to Infigen or ACT, as applicable, shall become paid-up and royalty free.

5.2           Termination for Cause. This Agreement may be terminated by either Party for failure by the other Party to (a) make any payment due to the other Party; (b) make any report due to the other party; (c) to cure any breach of Section 3.1 or Section 3.2 as the case may be; (d) to keep any representations, warranty or statement of fact included in Section 9; (e) failure to keep its corporate form or to petition for a relief from creditors for the purposes of liquidation or to petition for relief under any provisions of the Federal Bankruptcy Code (any of these provisions in 5.2 (a) through (e) shall constitute a “material breach”).  If a Party is given written notice by the other party of a material breach, this Agreement may be terminated by the non-breaching party by giving thirty (30) days written notice to the other party specifying the cause of the termination; provided, however, that if the breach is cured within the thirty (30) day period, the notice shall be withdrawn and shall be of no effect.

5.3           Effect of Termination. The rights and obligations of the parties under Sections 7.4, 8.1, 8.2, 10.1, 10.2, 10.3, and 11 shall survive termination of this Agreement and continue in force.  Upon the termination of this Agreement, each party and its respective Sublicensees (i.e., ACT Sublicensee or Infigen Sublicensee) may complete and sell any work-in-progress and inventory of ACT Products or Infigen Products and perform any ACT Services or Infigen Services which they are obligated to perform under contracts with third parties, as applicable, that exist as of the effective date of termination, provided that (i) ACT and/or Infigen, as applicable, is current in payment of all amounts due to the other party under this Agreement, (ii) ACT or Infigen, as applicable, pays the other party the applicable royalty on such sales of ACT Products or Services or Infigen Products or Services, as applicable, in accordance with the terms of this Agreement, and (iii) ACT and/or Infigen and its respective Sublicensees (i.e., ACT Sublicensee or Infigen Sublicensee), as applicable, shall complete and sell all work-in-progress and inventory of such ACT Products or Infigen Products and complete its obligations to perform any ACT Services or Infigen Services, as applicable, within six (6) months after the effective date of termination.  Upon any termination of this Agreement, each party shall promptly return to the other party all written Confidential Information, and all copies thereof, to the other party.

5.4           Additional Termination Provisions. The foregoing termination rights are in addition to any termination rights that may be provided elsewhere in this Agreement.

6.             CONSIDERATION.

6.1           Settlement Agreement and Mutual Release. In partial consideration of the licenses granted herein and in consideration of the mutual promises set forth in this Agreement, the parties agree to enter into the Settlement Agreement and General Release attached hereto as Schedule D.

6.2           License Fees.

(a)           Payment of License Fee by Infigen. Infigen shall pay to ACT an initial license fee of TEN THOUSAND DOLLARS ($10,000.00), one hundred percent (100%) of which payment shall be deemed earned and shall be due and payable to ACT on the Effective Date (the “Infigen Licensee Fee”).  The Infigen License Fee is not refundable and is not creditable against other payments due to ACT under this Agreement.

(b)           Payment of License Fee by ACT. ACT shall pay to Infigen an initial license fee of TEN THOUSAND DOLLARS ($10,000.00), one hundred percent (100%) of which payment shall be deemed earned and shall be due and payable to ACT on the Effective Date (the “ACT License Fee”).  The ACT License Fee is not refundable and is not creditable against other payments due to Infigen under this Agreement.

6.3           Royalties, Reports and Records.

(a)           Infigen Royalty Obligations. For each ACT Product or ACT Service sold or performed by Infigen (or any third party on behalf of Infigen), Infigen shall pay to ACT, on a quarterly basis, a royalty of one and one-half percent (1.5%) of the Net Commercial Sales by Infigen of ACT Products or ACT Services sold by Infigen (or any third party on behalf of Infigen) so long as the ACT Product or ACT Service, where sold would, but for this Agreement, infringe a Valid Claim of any ACT Patent Right which is licensed to Infigen in such country.

(b)           ACT Royalty Obligations. For each Infigen Product or Infigen Service sold or performed by ACT (or any third party on behalf of ACT) in the ACT Cell Therapy Field, ACT shall pay to Infigen, on a quarterly basis, a royalty of one and one-half percent (1.5%) of the Net Commercial Sales by ACT of Infigen Products or Infigen Services sold by ACT (or any third party on behalf of ACT) so long as the Infigen Product or Infigen Service, where sold would, but for this Agreement, infringe a Valid Claim of any Infigen Patent Rights which is licensed to ACT in such country.

(c)           The obligation of Infigen to pay royalties pursuant to Section 6.4(a) on sales of ACT Products and ACT Services shall terminate on a country-by-country basis concurrently with the expiration or termination of the last applicable patent within the ACT Patent Rights in the country in which the ACT Product or ACT Services is manufactured, sold or performed.

(d)           The obligation of ACT to pay royalties pursuant to Section 6.4(b) on sales of Infigen Products and Infigen Services shall terminate on a country-by-country basis concurrently with the expiration or termination of the last applicable patent within the Infigen Patent Rights in the country in which the Infigen Product or Infigen Services is manufactured, sold or performed.

6.4           Sublicense Income.

(a)           Infigen agrees to pay ACT ten percent (10%) of any and all license fees and up-front fees (whether paid in cash, equity of the sublicensee or other consideration), royalties, milestone payments based on the sublicensee’s performance, and premiums over market value paid to Infigen for equity investments in Infigen by the sublicensee, received in consideration of the grant of a sublicenses of the ACT Patent Rights, however such sublicenses may be characterized, but excluding equity investments in Infigen at market value (“Infigen Sublicense Revenues”).  In the event a third party desires to pay a non-monetary, or not-easily monetized, consideration in connection with such sublicensing of the ACT Patent Rights, a fair market value must be established for the license by agreement of the parties before rights may be granted.

(b)           ACT agrees to pay Infigen ten percent (10%) of any and all license fees and up-front fees (whether paid in cash, equity of the sublicensee or other consideration), royalties, milestone payments based on the sublicensee’s performance, and premiums over market value paid to ACT for equity investments in ACT by the sublicensee, received in consideration of the grant of sublicenses of Infigen Patent Rights, however such sublicenses may be characterized, but excluding equity investments in ACT at market value (“ACT Sublicense Revenues”).  In the event a third party desires to pay a non-monetary, or not-easily monetized, consideration in connection with such sublicensing of the Infigen Patent Rights, a fair market value must be established for the license by agreement of the parties before rights may be granted.

(c)           Each party agrees to provide to the other, within ten (10) days of the effective date of this Agreement, a complete list of each sublicensee with which it currently has a sublicense agreement, along with a copy of each such sublicense agreement.  The parties agree that neither with interfere in the contractual relationships between the other and the other’s Sublicensees.

6.5           Payments in U.S. Dollars. All payments due under this Agreement shall be payable in United States currency without deduction for taxes, assessments, exchanges, collection or other charges of any kind.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate reported in The Wall Street Journal on the last working day of the calendar quarter to which the payment relates.

6.6           Audit Rights

(a)           Each party shall submit a report to the other party quarterly within 45 days after the end of each calendar quarter during the term of this Agreement during which a party has sold ACT Products or ACT Services, or Infigen Products or Infigen Services, as applicable, or received ACT Sublicense Revenues or Infigen Sublicense Revenues, as applicable, stating in each such report the aggregate sales and payments with respect to ACT Products and Services, or Infigen Products and Services, as applicable, during the preceding calendar quarter and the royalty and sublicense revenue as provided herein.  Such reports shall also include a statement of any credits claimed during the preceding calendar quarter.  The payment of royalty and sublicense revenue amounts shall be made concurrently with such reports.

(b)           Each party shall keep full, complete, true and accurate books of account containing all particulars relating to the manufacture and sales with respect to ACT Products and Services, or Infigen Products and Services, as applicable, and any allowed credits, which may be necessary to ascertain and verify the royalties and sublicense revenue payable to the other party.  Said books and accounts shall be kept at the respective party’s principal place of business.

(c)           At the request of a party, but not more than once in each calendar year, the other party shall permit an independent certified public accountant selected by the requesting party, to have access, during regular business hours of the audited party, to such records to determine, for any calendar quarter commencing not more than three years prior to the date of such request, the completeness and accuracy of such books and records, and the accuracy of reports submitted to the other party and/or payments made to the other party.  If any such inspection discloses an error in any royalty or sublicense revenue payment, the audited party shall pay to the other party, within thirty (30) days of the discovery of the error, (a) all deficiencies in royalty or sublicense revenue payments, (b) interest on such deficiencies from the date such royalty or sublicense revenue payment was due until the date paid at the rate equal to one and one half percent (1.5%) per month, and (c) if such error is in excess of ten percent (10%) of any royalty or sublicense revenue payment, the cost of the audit.  In all other cases, the costs of the audit shall be paid for by the party conducting the audit.  All information disclosed pursuant to an audit shall be deemed Confidential Information subject to the provisions of Section 8 hereof.

7.             PROPRIETARY RIGHTS.

7.1           Ownership.

(a)           ACT. ACT shall own the ACT Patent Rights.

(b)           Infigen. Infigen shall own the Infigen Patent Rights.

7.2           ACT Patent Rights.

(a)           Responsibility; Costs. ACT will retain primary responsibility for filing, prosecution and maintenance of the ACT Patent Rights in all countries.  The costs of such filing, prosecution and maintenance shall be borne by ACT.  ACT and Infigen will pay the fees and expenses of their respective outside patent counsel for the activities described in this Section 7.2.

(b)           Consultation; Abandonment. ACT will not allow any patent or patent application within the ACT Patent Rights to become expired or abandoned without giving Infigen the right to assume responsibility for such patent or patent application, and if Infigen so elects, ACT will assign such patent or patent application to Infigen, and Infigen will thereafter assume control thereof and all expenses related thereto.  Infigen’s rights under this Section 7.2(b) shall be subject to the rights of the University under the UMASS license (including Article 6 thereof.  Infigen shall make its election under this paragraph within 30 days from the date ACT notifies Infigen that ACT intends to allow a patent or patent application to expire.  ACT shall have 30 days from the date of Infigen’s election to assign the patent or patent application to Infigen.

(c)           Notice; Enforcement of ACT Patent Rights. Each party shall promptly notify the other in writing of any alleged infringement or misappropriation by third parties of any ACT Patent Rights and provide any information available to that party relating to such alleged infringement or misappropriation.  ACT shall have the primary right, but not the obligation, to take action in its own name to secure the cessation of any infringement or misappropriation of the ACT Patent Rights or to enter suit against the infringer.  Any such action will be at ACT’s expense, employing counsel of its own choosing.  If ACT elects not to exercise its right to prosecute or take other appropriate action in connection with an infringement or misappropriation of the ACT Patent Rights in the Infigen Fields or fails to take any such action within sixty (60) days of first receiving notice of such infringement or misappropriation, Infigen may do so at its own expense, controlling such action. (ACT will permit any such action under this Section to be brought in its name if required by law.) In the event of any infringement or misappropriation suit against a third party brought by either party pursuant to this Section, the party so proceeding shall pay to the other party all of its costs and expenses (but not attorneys’ fees) in connection with such action and such other party shall join in and reasonably cooperate with respect to such action to the extent necessary to initiate and maintain it (e.g., by providing relevant documents, witnesses and testimony, etc.).  Infigen’s rights under this Section 7.2(c) shall be subject to the rights of the University under the UMASS license (including Article 6 thereof).

7.3           Infigen Patent Rights

(a)           Responsibility; Costs. Infigen will retain primary responsibility for filing, prosecution and maintenance of the Infigen Patent Rights in all countries.  The costs of such filing, prosecution and maintenance shall be borne by Infigen.  Infigen and ACT will pay the fees and expenses of their respective outside patent counsel for the activities described in this Section 7.3

(b)           Consultation; Abandonment. Infigen will not allow any patent or patent application within the Infigen Patent Rights to become expired or abandoned without giving ACT the right to assume responsibility for such patent or patent application, and if ACT so elects, Infigen will assign such patent or patent application to ACT, and ACT will thereafter assume control thereof and all expenses related thereto.  ACT shall make its election under this paragraph within 30 days from the date Infigen notifies ACT that Infigen intends to allow a patent or patent application to expire.  Infigen shall have 30 days from the date of ACT’s election to assign the patent or patent application to ACT.

(c)           Notice; Enforcement of Infigen Patent Rights. Each party shall promptly notify the other in writing of any alleged infringement or misappropriation by third parties of any Infigen Patent Rights and provide any information available to that party relating to such alleged infringement or misappropriation.  Infigen shall have the primary right, but not the obligation, to take action in its own name to secure the cessation of any infringement or misappropriation of the Infigen Patent Rights or to enter suit against the infringer.  Any such action will be at Infigen’s expense, employing counsel of its own choosing.  If Infigen elects not to exercise its right to prosecute or take other appropriate action in connection with an infringement or misappropriation of the Infigen Patent Rights in the ACT Fields or fails to take any such action within sixty (60) days of first receiving of such infringement or misappropriation, ACT may do so at its own expense, controlling such action. (Infigen will permit any such action under this Section to be brought in its name if required by law.) In the event of any infringement or misappropriation suit against a third party brought by either party pursuant to this Section, the party so proceeding shall pay to the other party all of its costs and expenses (but not attorneys’ fees) in connection with such action and such other party shall join in and reasonably cooperate with respect to such action to the extent necessary to initiate and maintain it (e.g., by providing relevant documents, witnesses and testimony, etc.).

7.4           Allocation of Damages or Other Monetary Awards. If either party brings an action under this Article 7, any damages or other monetary awards recovered by that party shall be applied proportionately first to defray the unreimbursed costs and expenses (including reasonable attorneys’ fees) incurred by either or both parties in the action.  Any remaining balance shall be the property of the party bringing the action.

7.5           Settlement Procedures. No settlement, consent judgment or other voluntary final disposition of a suit being prosecuted by a party under this Article 7 may be entered into without the consent of the other party if such settlement, consent judgment or other voluntary final disposition would alter, derogate or diminish such other party’s rights under the Agreement or otherwise materially adversely affect such other party, which consent shall not be unreasonably withheld or delayed.

8.             CONFIDENTIAL INFORMATION.

8.1.          Confidential Information; Non-Disclosure. Except to the extent expressly authorized by this Agreement or by other prior written consent by the disclosing party, each party shall during the term of this Agreement and for a period of five (5) years thereafter: (i) treat as confidential all Confidential Information of the disclosing party; (ii) not use such Confidential Information except as authorized herein or otherwise authorized in writing, (iii) implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the disclosing party’s Confidential Information; (iv) except as set forth in (v) below, not disclose such Confidential Information to any third party, and (v) only disclose the Confidential Information to those of its employees, sublicensees, customers and third party contractors who have need to know such Confidential Information.  Without limiting the foregoing, each of the parties shall protect the Confidential Information using at least the same procedures and degree of care that it uses to prevent the disclosure of its own confidential information of like importance, but in no event less than reasonable care.

8.2           Exceptions. Neither party shall have any obligation or liability to the other with regard to any Confidential Information of the other: (i) that was publicly known at the time it was disclosed or becomes publicly known through no fault, action, or inaction of the receiving party; (ii) was known to the receiving party, without restriction, at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing party; (iv) was independently developed by the receiving party without any use of the Confidential Information; (v) is disclosed pursuant to an order or requirement of a court, administrative agency, or other governmental body, provided that the receiving party shall provide prompt advanced notice thereof to enable the disclosing party to seek a protective order or otherwise take steps necessary to maintain the confidentiality of the Confidential Information; (vi) is disclosed in connection with securing regulatory approval or otherwise as may be necessary to comply with any regulation or request of any governmental or other regulatory authority, provided that the disclosing party shall take all reasonable steps to limit disclosure of the Confidential Information and to otherwise maintain the confidentiality of the Confidential Information; or (vii) that is provided to the recipient by a third party having no obligation to keep the information secret.

8.3           Injunctive Relief. ACT and Infigen acknowledge and agree that any breach of the confidentiality obligations imposed by this Article 8 will constitute immediate and irreparable harm to the party disclosing the Confidential Information and/or its permitted successors and assigns, which cannot adequately and fully be compensated by money damages and will warrant, in addition to all other rights and remedies afforded by law, injunctive relief, specific performance, and/or other equitable relief.  The disclosing party’s rights and remedies hereunder are cumulative and not exclusive.

8.4           Termination. Upon termination (but not expiration) of this Agreement, and/or upon the request of the disclosing party at any time, the receiving party shall promptly return to the disclosing party, all copies of Confidential Information received from such party, and shall return or destroy, and document the destruction of, all summaries, abstracts, extracts, or other documents which contain any Confidential Information of the other party in any form, except that Infigen or ACT, as applicable, shall be permitted to retain a copy (or copies, as necessary) of such Confidential Information for archival purposes or as required by any law or regulation.

9.             REPRESENTATIONS AND WARRANTIES.

9.1           No Conflict. Each party warrants and represents to the other that it has the legal rights and power to enter into this Agreement and to extend the rights and licenses granted to the other in this Agreement, that this Agreement constitutes the binding legal obligation of each party, enforceable in accordance with its terms, that the execution of, and performance of the efforts contemplated by, this Agreement will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, any agreement to which it is a party or by which it is bound or with any applicable law, rule or regulation, and that any necessary or appropriate permits, consents or approvals have been obtained.  Each party further represents to the other that it is not aware of any legal obstacles, including patent rights of others, which could prevent either party from carrying out the provisions of this Agreement.  During the term of this Agreement, ACT and Infigen shall not enter into any collaboration or other agreement, take any action, or fail to take any action that would cause those representations and warranties to be breached.

9.2           Representations and Warranties by ACT. ACT represents and warrants to Infigen that:

(a)           ACT owns or has the right to grant a license to the ACT Patent Rights and has the right to grant to Infigen the license set forth above;

(b)           ACT has provided Infigen with a copy of the UMASS License, as amended, with certain terms redacted, and ACT represents and warrants that the said copy is a true and complete (except as redacted) copy of the UMASS License as of the Effective Date;

(c)           ACT has no outstanding encumbrances or agreements including any agreement with academic institutions, universities, or third parties, whether written, oral or implied, which could be inconsistent with the license granted herein;

(d)           ACT is unaware of any information that would raise a substantial question as to the validity of any of the ACT Patent Rights, other than the ongoing interference claim with Geron Corporation;

(e)           To the best of ACT’s knowledge there is no patent issued to a third party as of the Effective Date that would be infringed by the development, manufacture, use or sale of an ACT Product or by the performance of rendering of an ACT Service; and

9.3           Representation and Warranty by Infigen. Infigen represents and warrants to ACT that:

(a)           Infigen owns or has the right to grant a license to the Infigen Patent Rights and has the right to grant to ACT the license set forth above;

(b)           Infigen has no outstanding agreements including any agreement with academic institutions, universities, or third parties, whether written, oral or implied, which could be inconsistent with the license granted herein;

(c)           Infigen is unaware of any information that would raise a substantial question as to the validity of any of the Infigen Patent Rights, other than the ongoing interference claim with Geron Corporation;

(d)           To the best of Infigen’s knowledge there is no patent issued to a third party as of the Effective Date that would be infringed by the development, manufacture, use or sale of an Infigen Product or by the performance of rendering of an Infigen Service; and

9.4           Disclaimer.

(a)           Except as expressly provided herein, Infigen does not make any representation or warranty as to the validity or scope of the Infigen Patent Rights, nor does Infigen make any representation or warranty that the exercise of the rights granted to ACT with respect to the Infigen Patent Rights will not infringe the patent or other intellectual property rights of any third party.

(b)           Except as expressly provided herein, ACT does not make any representation or warranty as to the validity or scope of the ACT Patent Rights, nor does ACT make any representation or warranty that the exercise of the rights granted to Infigen with respect to the ACT Patent Rights will not infringe the patent or other intellectual property rights of any third party.

10.          INDEMNIFICATION.

10.1         Indemnification by ACT. ACT agrees to defend, indemnify and hold harmless Infigen and its affiliates, trustees, agents, directors, officers and employees (the “Infigen Indemnified Parties”), at ACT’s cost and expense, from and against any and all losses, costs, liabilities, damages, fees and expenses, including reasonable attorneys’ fees and expenses (excluding, pursuant to Article 11 hereof, any special, indirect, reliance, incidental, exemplary, cover or consequential damages suffered or incurred by any of the Infigen Indemnified Parties directly (as opposed to any special, indirect, reliance, incidental, exemplary, cover or consequential damages suffered or incurred by third parties who are, in turn, seeking the same from the Infigen Indemnified Parties, which shall be covered by the indemnity set forth herein)), incurred or imposed upon any of the Infigen Indemnified Parties in connection with any claims (including third party claims), suits, actions, demands or judgments:

(a)           arising out of any breach by ACT of any representation or warranty contained in Article 9 hereof; or

(b)           arising out of the death or injury to any person or persons or out of any damage to property resulting from or otherwise attributable to the making, using, development, testing, registration, distribution and/or sale by or through ACT of any Infigen Products or Infigen Services under this Agreement, but excepting any claims that the Infigen Patent Rights infringe the patents or other intellectual property rights of any third party.

10.2         Indemnification by Infigen. Infigen agrees to defend, indemnify and hold harmless ACT and the University, and their affiliates, trustees, agents, directors, officers and employees (the “ACT Indemnified Parties”), at Infigen’s cost and expense, from and against any and all losses, costs, liabilities, damages, fees and expenses, including reasonable attorneys’ fees and expenses (excluding, pursuant to Article 11 hereof, any special, indirect, reliance, incidental, exemplary, cover or consequential damages suffered or incurred by any of the ACT Indemnified Parties directly (as opposed to any special, indirect, reliance, incidental, exemplary, cover or consequential damages suffered or incurred by third patties who are, in turn, seeking the same from the ACT Indemnified Parties, which shall be covered by the indemnity set forth herein)), incurred or imposed upon any of the ACT Indemnified Parties in connection with any claims (including third party claims), suits, actions, demands or judgments:

(a)           arising out of any breach by Infigen of any representation or warranty contained in Article 9 hereof; or

(b)           arising out of the death or injury to any person or persons or out of any damage to property resulting from or otherwise attributable to the making, using, development, testing, registration, distribution and/or sale by or through Infigen of any ACT Products or ACT Services under this Agreement, but excepting any claims that the ACT Patent Rights infringe the patents or other intellectual property rights of any third party.

10.3         Indemnification Claims. Each party shall give the other party prompt notice of any claim for which indemnification under this Article 10 is or may be applicable and will cooperate with the indemnifying party in the defense or settlement of such claim at the indemnifying party’s expense.  The indemnifying party shall be required to provide and be entitled to control the defense of any claim covered hereunder (including the right to settle it at the sole discretion of the indemnifying party) with counsel reasonably satisfactory to the other party which may, at its own expense, participate in the defense of any claim after the indemnifying party assumes control of the defense thereof.  The indemnification obligations in this Section 10 shall not apply to amounts paid in settlement of such claim if such settlement is effected without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.  The failure of the indemnified party to deliver notice to the indemnifying party promptly after the commencement of any such action, if prejudicial to the indemnifying party’s ability to defend such action, shall relieve the indemnifying party of any liability to the indemnified party under this Section 10, but the failure to promptly deliver notice to the indemnifying party will not relieve it of any liability that it may have to the indemnified party other than under this Section 10.

11.          LIMITATION OF LIABILITY. EXCEPT FOR ANY LIABILITY TO ANY THIRD PARTIES PURSUANT TO ARTICLE 10 OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY (OR ITS AFFILIATES, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS) BE LIABLE FOR ANY SPECIAL, INDIRECT, RELIANCE, INCIDENTAL, EXEMPLARY, COVER, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS AND GOODWILL, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, REGARDLESS OF THE THEORY OF LIABILITY.

12.          INSURANCE. Each party shall obtain and maintain, at all times during the term of this Agreement, general liability insurance with appropriate bodily injury, death and property damage limits.  Upon request, a party shall furnish a certificate of insurance signed by an authorized representative of its insurance underwriter evidencing such coverage and providing for at least thirty (30) days’ prior written notice of any cancellation, termination or reduction of coverage.

13.          MISCELLANEOUS.

13.1         Force Majeure. Neither party to this Agreement will be liable for failure to perform any of its obligations hereunder during any period in which such performance is delayed by fire, flood, war, riot, embargo, organized labor stoppage, earthquake, acts of civil and military authorities, or any other acts beyond its reasonable control; provided, however, that the party suffering such delay immediately notifies the other party of the delay; provided that the nonperforming party uses commercially reasonable efforts to avoid or remove those causes of nonperformance under this Agreement with reasonable dispatch; and provided, further, that either party shall have the right to terminate this Agreement upon thirty (30) days prior written notice if the delay of the other party due to any of the above-mentioned causes continues for a period of thirty (30) days.

13.2         Assignment. This Agreement, and the rights and obligations thereunder, may not be assigned or transferred, in whole or in part, by either party without the prior written consent of the other party except in the case of merger or acquisition involving the majority of the assets of either party.

13.3         Notices. Any payment, notice or other communication required or otherwise given pursuant to this Agreement shall be in writing and delivered by internationally recognized overnight delivery service, or by facsimile confirmed by prepaid certified air mail, and shall be deemed to have been properly served to the addressee upon receipt of such written communication.

Addresses: In the case of Infigen, the proper address for communications shall be:

Infigen
1825 Infinity Drive

De Forest, WI,53532

Attn: Walter Simson, CEO
Fax: 608 846-0520

With a copy to Roberta Howell, Esq.

Foley and Lardner

Verex Plaza

150 East Gilman Street

Madison, WI

and in the case of ACT, the proper address for communications and all payments shall be:

Advanced Cell Technology, Inc.
One Innovation Drive
Worcester, Massachusetts 01605
Attn: Michael D. West, Ph.D., President
Fax: 508-756-0931

with a copy to:

Pierce Atwood
One Monument Square
Portland, Maine 04101
Attn: William L, Worden, Esq,
Fax: 207-791-1350

13.4         Choice of Law; Dispute Resolution: Submission to Jurisdiction. This Agreement is subject to and governed by the laws of the State of Delaware, without regard to principles of conflicts of law thereof, except that questions affecting the construction and effect of any patent shall “be determined by the law of the country in which the patent was granted.  Any dispute arising under this Agreement which is not promptly settled by the parties shall be referred to the Chief Executive Officers of the parties.  The Chief Executive Officers will meet for negotiations within fifteen (15) days of such referral.  If the dispute has not been resolved within thirty (30) days (which period may be extended by mutual agreement), subject to any rights to injunctive relief and unless otherwise specifically provided for herein, any dispute will be submitted to binding arbitration.  The arbitration shall be conducted before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA), which shall administer the arbitration and act as appointing authority.  The arbitration shall take place in the jurisdiction of the defending party, which shall be the exclusive forum for resolving such dispute, controversy or claim.  The decision of the arbitrator shall be final and binding upon the parties.  Notwithstanding anything contained above to the contrary, each party shall have the right to institute judicial proceedings against the other party in order to enforce the instituting party’s rights hereunder through specific performance, injunction or similar equitable relief.  Any such judicial proceeding shall be instituted in any state or federal courts located in the Commonwealth of Massachusetts or the State of Wisconsin.  ACT and Infigen agree to and hereby do submit to the jurisdiction of such courts, and ACT and Infigen further agree that venue is proper in such courts in any such legal action or proceeding.

13.5         Compliance with Law. ACT and Infigen shall comply with all local, state, federal and international laws and regulations relating to the development, manufacture, use, and sale of ACT Products and ACT Services, or Infigen Products and Infigen Services, as applicable, in the Territory.  Infigen and ACT shall comply with the following:

(a)           Each party shall obtain all necessary approvals from any governmental authorities of any foreign jurisdiction in which it intends to make, use, or sell ACT Products or Infigen Products or to perform ACT Services or Infigen Services, as applicable, in the Territory.

(b)           Each party shall comply fully with any and all applicable local, state, federal and international laws and regulations relating to the ACT Products or Infigen Products or to perform ACT Services or Infigen Services, as applicable, including without limitation all export or import regulations and rules now in effect or as may be issued from time to time by any governmental authority which has jurisdiction relating to the export of ACT Products or Infigen Products or to perform ACT Services or Infigen Services, as applicable, and any technology relating thereto.  Each party hereby gives written assurance to the other that it will comply with all such import or export laws and regulations, that it bears sole responsibility for any violation of such laws and regulations, and that it will indemnify, defend, and hold the other party harmless (in accordance with Article 10) for the consequences of any such violation.

13.6         No Encumbrances. Neither party will create or incur or cause to be incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon the ACT Patent Rights or the Infigen Patent Rights, as applicable, without the prior written consent of the other party.

13.7         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.8         Headings. All headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

13.9         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

13.10       Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

13.11       Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and all other provisions shall remain in full force and effect.  If any of the provisions of this Agreement is held to be excessively broad or invalid, illegal or unenforceable in any jurisdiction, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law in conformance with its original intent.

13.12       Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements (including the Final Settlement Agreement) and understandings between the parties.

13.13       Publicity. Neither party, nor any of its Affiliates, shall originate any publicity, news release or other public announcement (“Announcements”), written or oral, relating to this Agreement or the existence of an arrangement between the parties, without the prior written approval of the other party, which approval shall not be unreasonably withheld, except as otherwise required by law.  Any references to the University in such Announcements shall be subject to the approval of the University.  The foregoing notwithstanding, ACT and Infigen shall have the right to make such Announcements without the consent of the other party or the University, as applicable, in any prospectus, offering memorandum, or other document or filing required by securities laws or other applicable law or regulation, and to potential business partners under an industry-standard confidentiality agreement, provided that such party shall have given the other party or the University, as applicable, at least ten (10) days’ prior written notice of the proposed text for the purpose of giving the other party or the University, as applicable, the opportunity to comment on such text.

13.14       No Implied Licenses. No implied licenses are granted pursuant to the terms of this Agreement.  No license rights shall be created by implication or estoppel.

13.15       No Agency. Nothing herein shall be deemed to constitute either party as the agent or representative of the other party, or both parties as joint venturers or partners for any purpose.  Each party shall be an independent contractor, not an employee or partner of the other party, and the manner in which each party renders its services under this Agreement shall be within its sole discretion.  Neither party shall be responsible for the acts or omissions of the other party, and neither party will have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

13.16       Non-Solicitation. During the term of this Agreement and for a period of one (1)

year thereafter, neither party may solicit any person who is employed by or a consultant to the other party to terminate such person’s employment by or consultancy to such party.  As used herein, the term “solicit” shall include, without limitation, requesting, encouraging, assisting or causing, directly or indirectly, any such employee or consultant to terminate such person’s employment with or consultancy to such party.

13.17       Product Marking. To the extent commercially feasible and permitted by law, and consistent with prevailing business practices, all ACT Products and Infigen Products, as applicable (or the packaging or product label of such Product(s)), manufactured or sold under this Agreement will be marked with the number of each issued patent that applies to such product.

13.18       Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Paragraph 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Paragraph 101(35A) of the U.S. Bankruptcy Code.  The parties agree that ACT or Infigen, as applicable, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.  The parties agree that, in the event of the commencement of a bankruptcy proceeding by or against ACT including under the U.S. Bankruptcy Code, Infigen shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, including the ACT Patent Rights, and the same, if not already in Infigen’s possession, shall be promptly delivered to Infigen upon any such commencement of a bankruptcy proceeding upon written request therefore by Infigen. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Infigen including under the U.S. Bankruptcy Code, ACT shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, including the Infigen Patent Rights, and the same, if not already in ACT’s possession, shall be promptly delivered to ACT upon any such commencement of a bankruptcy proceeding upon written request therefore by ACT.

13.19       Joint Preparation. This Agreement has been prepared jointly and no rule of strict construction shall be applied against either party.  In this Agreement, the singular shall include the plural and vice versa and the word “including” shall be deemed to be followed by the phrase “without limitation.”

IN WITNESS WHEREOF, the parties hereto and the University have caused this Agreement to be executed the day and year first written above.  The persons signing below warrant their authority to sign the Agreement.

ADVANCED CELL TECHNOLOGY, INC.		INFIGEN, INC.

By:	/s/ Michael West	By:
	Signature		Signature
MICHAEL WEST
	Printed Name		Printed Name
PRESIDENT
	Title		Title
8-5-03
	Date		Date